UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 20, 2000


                          GLOBAL MED TECHNOLOGIES, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


             Colorado                0-22083                  84-1116894
     ---------------------------------------------------------------------
    (State or other jurisdiction  (Commission File No.)   (I.R.S. Employer
       of incorporation)                                 Identification No.)


             12600 West Colfax, Suite C-420, Lakewood, CO   80215
             ------------------------------------------------------
              (Address of principal executive offices)    (Zip Code)


                                 (303) 238-2000
               --------------------------------------------------
              (Registrant's telephone number, including area code)





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ITEM 5.  OTHER EVENTS

On November 20, 2000, Global Med Technologies, Inc. filed the following press release:

GLobal Med Reports Smallest Quarterly Net Operating Loss Since Going Public In March of 1997

LAKEWOOD, Colo., Nov. 20, 2000 /PRNewswire/ -- Global Med Technologies, Inc. (OTC Bulletin Board: "Global Med" or the "Company ") today announced financial results for the three and nine month periods ended September 30, 2000, as well as the filing of the Company's Form 10-QSB on November 20, 2000.

During the three months ended September 30, 2000, Global Med reported revenue of $1.380 million, an increase of $448,000 or 48 % from revenues of $932,000 for the 3rd quarter of 1999. Revenues for the 3rd quarter increased approximately $320,000 or 30% over the 2nd quarter's revenues and $442,000 or 47% when compared with revenues reported for the 1st quarter ended March 31, 2000.

Global Med's President and Chief Operating Officer, Tom Marcinek, commenting on the quarterly results stating that, "The 3rd quarter results represent the second consecutive quarter that the Company has achieved double-digit revenue growth. In addition to the revenue growth in the 3rd quarter, the cost-cutting plan Global Med implemented in the 4th quarter of 1999 resulted in a decrease in operating losses when compared with the 3rd quarter in 1999. We believe that the results of the current quarter are a clear indication of Global Med's significant progress on its path towards profitability."

The Company's loss from operations for the 3rd quarter ended September 30, 2000 and 1999 was $(170,000) and $(1.24) million, respectively.

         GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB - news)
                  (In thousands, except per share information)
                         Three months ended September 30
                                   (Unaudited)

                                            2000          1999
                                            ----          ----

    Total revenues                        $1,380        $   932

    Net loss *                            $ (512)       $(1,392)

    Net loss per basic and diluted
       common share                       $(0.04)        $(0.13)

* The net loss for the three months ended September 30, 2000 and 1999 includes non-cash financing costs of $172,000 and $46,000, respectively.


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


The Company also announced that subsequent to the issuance of the Company's financial statements for the three months ended March 31, 2000 and the three and six months ended June 30, 2000, management of the Company determined that common stock placed in escrow in February 2000 for consulting services to be rendered should not have been recorded as issued and outstanding and the related prepaid expense and amortization expense should not have been recorded. In addition, management of the Company determined that financing costs and compensation expense should have been recorded in connection with the issuance of 1.15 million common shares to related parties in June 2000. These additional expenses represent non-cash charges and did not impact the Company's cash flows from operations.

As a result, the financial statements for the three months ended March 31, 2000 and the three and six months ended June 30, 2000 will be restated to reflect the impact of these adjustments. The Company expects these adjustments to have no impact on its previously reported net loss per share for the three months ended March 31, 2000 of $(0.06). The Company expects these adjustments to increase its previously reported net loss per share for the three and six months ended June 30, 2000 from $(0.09) and $(0.14), respectively, to $(0.17) and $(0.23), respectively.

Global Med Technologies, Inc. is an e-Health medical information technology company, providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of management information systems to U.S. blood centers. Current clients of Wyndgate's products and services manage more than 2.5 million units of blood or approximately 20% of the U.S. blood supply each year.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company's products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company's dependence upon third-party suppliers, and other risks detailed from time to time in the Company's Form 10-KSB and other regularly filed reports. The interim results of operations for the three months ended September 30, 2000 are not necessarily indicative of the results that may be expected for any other interim period of 2000 or for the year ending December 31, 2000.

For information about Global Med's products and services, please call 916-404-8400, e-mail: www.info@wyndgate.com, or visit our web sites at www.globalmedtech.com, or www.peoplemed.com or call Tom Marcinek, President and COO, at (916) 404-8413.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 20, 2000                     Global Med Technologies, Inc.


                                             By: /s/ Michael I. Ruxin
                                                --------------------------------
                                                Michael I. Ruxin,
                                                Chief Executive Officer





















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